AMENDMENT

This amendment, which shall be effective as of October 14, 2016 (the “Amendment”), amends the Mutual Funds Account Administration Agreement (the “Agreement”), dated January 10, 2008, as may be amended from time to time, between MUFG Union Bank, N.A. (formerly, Union Bank of California, N.A.) (“Financial Intermediary”) and UBS Asset Management (US) Inc. (formerly, UBS Global Asset Management (US) Inc.) (the “Distributor”), a registered broker-dealer that serves as the principal underwriter to UBS Money Series, an open-end management investment company that includes as separate portfolios the money market funds (“MMFs”) identified on the amended Schedule A (“Schedule A”) and Schedule B (“Schedule B”) of the Agreement attached hereto.

WHEREAS, registered investment companies that hold themselves out as MMFs are subject to various new requirements under Rule 2a-7 under the Investment Company Act of 1940 (the “1940 Act”), as adopted by the Securities and Exchange Commission (“SEC”) on July 23, 2014 (as further amended from time-to-time, “Rule 2a-7”); and

WHEREAS, the MMFs identified on Schedule A and Schedule B will disclose in their prospectus(es) and statement(s) of additional information, as amended from time to time (the “Prospectus”), that the MMFs are subject to certain limitations and restrictions pursuant to amendments to Rule 2a-7, including provisions relating to the calculation of net asset values (“NAVs”), imposition of liquidity fees on redemptions or the temporary suspension of redemptions (a “redemption gate”), and shareholder eligibility requirements; and

WHEREAS, the parties to the Agreement hereby wish to amend the Agreement to clarify the obligations of the parties with respect to the operations of MMFs, including provisions specific to retail money market funds (as defined under Rule 2a-7, “Retail MMFs”) or to those MMFs that do not qualify as government money market funds (as defined under Rule 2a-7) or Retail MMFs, or that cease to qualify as such (each, an “Institutional Non-Government MMF”); and

WHEREAS, the parties to the Agreement hereby wish to amend Schedule A and Schedule B of the Agreement to revise the names of certain MMFs identified on Schedule A and Schedule B.

NOW, THEREFORE, the parties, for good and valuable consideration, agree as follows:

1. General

(a)

Financial Intermediary covenants and agrees to comply with all applicable terms and conditions of the Prospectus, including, but not limited to, (i) the placing or processing of purchase, redemption, and exchange orders and the timing thereof, (ii) the implementation of liquidity fees and/or redemption gates, and (iii) with respect to Retail MMFs, compliance with shareholder eligibility requirements as disclosed in the Prospectus or as otherwise required by Rule 2a-7 or as interpreted by the SEC or its staff.

(b)

Upon an MMF’s reasonable request, Financial Intermediary agrees to promptly provide the MMF or its designee with information separating customer orders received before and after each calculation of NAV (which may occur multiple times each day) or a time after which an MMF imposed, lifted, or modified a liquidity fee or redemption gate for the MMF or its designee to validate the timing of Financial Intermediary’s receipt of orders to purchase, redeem, or exchange the MMF’s shares (“Orders”) in good form.

(c)

Financial Intermediary will maintain all records (i) required by state and federal law relating to the provision of the services contemplated under the Agreement, (ii) necessary or appropriate to demonstrate its compliance with the terms and conditions of the Prospectus or the Agreement, or (iii) necessary to make required regulatory reports.

(d)

Upon the request of the Distributor, an MMF, or their authorized agents, Financial Intermediary shall provide any current annual reports on internal controls prepared by an independent auditor pursuant to either Statement for Attestation Engagements No. 16 (SSAE 16) (or any successor provision) or the Financial Intermediary Controls and Compliance Assessment (FICCA), and such other similar or related documents as reasonably requested (collectively, “Audit Documents”). Financial Intermediary acknowledges that the Distributor or MMF may use a third-party vendor to review and assess the contents of the Audit Documents, and, notwithstanding anything herein to the contrary, Financial Intermediary consents to the Distributor and MMF sharing such Audit Documents with the third-party vendor. Distributor agrees that, to the extent any such Audit Documents are confidential, it and any such third-party vendors are subject to duties of confidentiality that require the use of the same degree of care to avoid disclosure or use of this confidential information as Distributor employs with respect to its own confidential information of the same importance.

2. Liquidity Fees and Gates

(a)

Financial Intermediary agrees to promptly take such actions reasonably requested by an MMF or the Distributor, to impose, lift, or modify a liquidity fee or redemption gate, or assist the MMF or the Distributor in imposing, lifting, or modifying a liquidity fee or redemption gate.

(b)

If an MMF implements a liquidity fee, unless the Financial Intermediary undertakes to calculate and remit liquidity fees in accordance with the MMFs’ reasonable directions, the Financial Intermediary authorizes the MMF or the Distributor to calculate the liquidity fees owed to the MMF as a result of redemptions submitted through the Financial Intermediary (the “Fee Amount”) following the imposition of the liquidity fee and to withhold an amount equal to the Fee Amount from any redemption proceeds or other payments that the MMF owes to the Financial Intermediary in its sole discretion.

(c)

Financial Intermediary may be notified by an MMF that a liquidity fee or redemption gate has been implemented via email, phone call, website disclosure, or the filing of a supplement to the Prospectus. To facilitate an MMF’s or the Distributor’s ability to calculate the Fee Amount, following such notification, the Financial Intermediary agrees to provide the MMF or the Distributor, before each NAV Calculation Time, with the gross dollar amount and number of MMF shares that the Financial Intermediary’s customers tendered for redemption before the NAV Calculation Time and, if requested by the MMF, after the time at which the liquidity fee was imposed or before the time at which the liquidity fee was terminated or modified, as applicable.

(d)

If a redemption gate is implemented by an MMF, the Financial Intermediary agrees to reject any redemption and exchange Orders in the MMF that it receives in good form while the redemption gate is in effect. To the extent required under applicable law or the terms of a MMF’s Prospectus, Financial Intermediary further agrees to promptly re-confirm with its customers their intent to execute trades submitted during the implementation of a liquidity fee.

(e)

Financial Intermediary acknowledges that an MMF may pay a redemption request that the MMF determines in its sole discretion has been received in good order by the MMF or its agent before the imposition of a liquidity fee or redemption gate, provided, however, that the MMF or the Distributor may require the Financial Intermediary to provide evidence of receipt of the redemption request in good order prior to the applicable implementation time in its sole discretion.

3. Retail MMFs

(a)

To the extent an MMF intends to operate as a Retail MMF, Financial Intermediary agrees that on or before August 24, 2016, with respect to any shares of the Retail Fund purchased, or held by or on behalf of its customers, it will (i) adopt and implement policies, procedures and internal controls reasonably designed to limit all beneficial owners of such Retail MMF shares to natural persons (as such term is used or interpreted by the SEC or its staff), (ii) take commercially reasonable efforts to ensure that all current and future beneficial owners of such Retail MMF shares are natural persons, and (iii) promptly redeem any such Retail MMF shares of customers who do not qualify as natural persons.

(b)

Upon the reasonable request of the Distributor, a Retail MMF or its authorized agent, Financial Intermediary will provide (i) copies (or a summary) of the policies, procedures and internal controls required under subsection (a)(i) above, and (ii) information or certification as to the adequacy of such procedures and the effectiveness of their implementation, in such form as may be reasonably satisfactory to the Distributor and/or MMF.

(c)

In the event the Financial Intermediary cannot redeem shares as provided in subparagraph (a)(iii) above, the Financial Intermediary will promptly notify the Retail MMF and will comply with any requests from the Retail MMF or the Distributor relating to the involuntary redemption of such shares (including shares held in an omnibus account).

4. No Agency

With	respect to the receipt of Orders for each MMF, the parties agree as follows:

(a)

The Financial Intermediary shall not serve as the MMF’s dealer, agent, or designee for purposes of Rule 22c-1 under the 1940 Act in connection with the receipt of Orders. For the avoidance of doubt, Financial Intermediary remains an agent of the MMF for any other purposes provided in the Agreement other than the receipt of Orders.

(b)

Orders submitted by Financial Intermediary will be effected at the NAV calculated at the next NAV Calculation Time following acceptance of the Order in good form by the MMF, the Distributor, transfer agent, or other agent authorized by the MMF to accept Orders.

(c)

The Financial Intermediary understands and agrees that it is solely responsible for (i) transmitting Orders to the MMF on a timely basis and (ii) any losses to its customers for Orders accepted by the Financial Intermediary before, but received and accepted by the MMF after, a NAV Calculation Time.

5. Schedule A and Schedule B Amendments

(a)	Schedule A of the Agreement is hereby replaced in its entirety with the amended Schedule A attached hereto.

(b)	Schedule B of the Agreement is hereby replaced in its entirety with the amended Schedule B attached hereto.

Other than as amended, the Agreement remains in full force and effect.

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IN WITNESS WHEREOF, this Amendment has been executed as of the date set forth above by duly authorized representative(s) of the parties hereto.

MUFG UNION BANK, N.A.

By:	/s/ Scott Pak

Name:	Scott Pak
Title:	Director

UBS Asset Management (US) Inc.

By:	/s/ Joseph Abed

Name:	Joseph Abed
Title:	Managing Director

By:	/s/ Keith A. Weller

Name:	Keith A. Weller
Title:	Executive Director

Schedule A (Effective as of October 14, 2016 — amending the prior Schedule A in its entirety to read as follows):

UBS Select Prime Institutional Fund (90262Y505)

UBS Select Government Institutional Fund (90262Y760)

UBS Select Treasury Institutional Fund (90262Y802)

UBS Tax-Free Reserves Fund (formerly, UBS Select Tax-Free Institutional Fund)

(90262Y828)

UBS Select Prime Preferred Fund (90268Y869)

UBS Select Government Preferred Fund (90262Y745)

UBS Select Treasury Preferred Fund (90268Y877)

(Each Fund’s name in the above list is followed by the CUSIP identifier for its class of share.)